EXHIBIT 4.3

Exhibit "B" to Bridge Loan Agreement

PLATINUM RESEARCH ORGANIZATION L.P.

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of January 9, 2007 (this "Security Agreement"), by and between Platinum Research Organization L.P., a Texas limited partnership, with headquarters located at 2828 Routh Street, 5th Floor, Dallas, Texas 75201 ("Platinum"), Platinum Intellectual Property L.P., a Texas limited partnership, of which Platinum is the sole limited partner ("PIP LP") (Platinum and PIP LIP singly the "Grantor" together the "Grantors"), and Platinum Research Organization, Inc. (f/k/a NorthTech Corporation), having an office at 1917 West 4th Avenue, Suite 421, Vancouver B.C. V6J 1M7 ("NorthTech" or "Secured Party").

RECITALS

A.             NorthTech has made and has agreed to make a certain advance of money and to extend certain financial accommodation to Platinum as evidenced by a promissory note executed or to be executed by Platinum in favor of NorthTech (the "Note") pursuant to that Note and between Platinum and NorthTech, such advance and financial accommodations being referred to herein as the "Loan".

B.             NorthTech is willing to make the Loan to Platinum, but only upon the condition, among others, that each Grantor shall have executed and delivered to NorthTech this Security Agreement.

AGREEMENT

NOW, THEREFORE , in order to induce the Secured Party to make the Loan and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, each Grantor hereby represents, warrants, covenants and agrees as follows:

          1.  DEFINED TERMS. When used in this Security Agreement, the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

  "Bankruptcy Code" means Title 11 of the United States Code, as amended or modified from time to time.

  "Collateral" shall have the meaning assigned to such term in Section 2 of this Security Agreement.

  "Contracts" means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

  "Contribution Agreement" means the contribution agreement dated October ___, 2006, by and between NorthTech, Platinum, Lubrication Partners, a joint venture ("GP Transferor") and sole shareholder of Platinum IP Management, Inc., a company organized and existing under the laws of Texas and the general partner of Platinum ("PRO GP"), each person holding a limited partnership interest in Platinum (each, a "Limited Partner") (each Limited Partner and GP Transferor, a "PRO Transferor" and collectively, the "PRO Transferors"), and John T. (Cork) Jaeger as the representative of all PRO Transferors and Steve Drayton as the representative of all individuals who invest in NorthTech (other than the PRO Transferors).

  "Copyright License" means any agreement, whether in written or electronic form, in which either Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether a Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which either Grantor has obtained the exclusive right to use a copyright owned by a third party.

  "Copyrights" means all of the following now owned or hereafter acquired or created (as a work for hire for the benefit of either Grantor) by either Grantor or in which either Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of either Grantor) or acquired by either Grantor, in whole or in part; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.

  "Event of Default" shall have the meaning ascribed to such term in the Purchase Agreement.

  "Intellectual Property" means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by either Grantor or in which either Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.

  "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by either Grantor or in which either Grantor now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing thereof.

  "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

  "Patent License" means any agreement, whether in written or electronic form, in which either Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether a Grantor is the licensee or the licensor thereunder).

     l.      "Patents" means all of the following in which either Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States
              Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter

             due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.

  "Permitted Lien" means: (a) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (b) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) mechanic's, workmen's, materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made (provided that such proceedings do not, in Secured Party's sole discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein); (d) Liens and encumbrances in favor of Secured Party; and (e) Liens in favor of Seattle City Employees' Retirement System ("Seattle"), securing (i) indebtedness for Borrowed Money not in excess of the amount specified in Section 8.1(d) hereof (the "Seattle Lien") and (ii) outstanding indebtedness (the principal amount of which shall not exceed US$ 6,000,000) and any other amounts payable to Seattle pursuant to documents dated after the date hereof.

  "Secured Obligations" means (a) all liabilities of the Company to the Secured Party, including, without limitation: (a) indebtedness evidenced under the Notes, repayment of the Loans and all other liabilities and obligations of every kind or nature whatsoever of the Company to the Secured Party, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including but not limited to, any extensions, modifications, substitutions, increases and renewals thereof, (b) the payment of all amounts advanced by Secured Party to preserve, protect, defend, and enforce its rights under this Agreement and in the following property in accordance with the terms of this Agreement, and (c) the payment of all expenses incurred by Secured Party in connection therewith (collectively, the "Obligations")

  "Security Agreement" means this Security Agreement and all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated.

  "Trademark License" means any agreement, whether in written or electronic form, in which either Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Grantor is the licensee or the licensor thereunder).

  "Trademarks" means any of the following in which either Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the "Marks"); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.

     r.     "UCC" means the Uniform Commercial Code as the same may from time to time be in effect in the State of Texas (and each reference in this Security Agreement to an Article thereof (denoted as a
              Division of the UCC as adopted and in effect in the State of Texas) shall refer to that Article (or Division, as applicable) as from time to time in effect, which in the case of Article 9 shall include and refer to Revised Article 9 from and after the date Revised Article 9 shall become effective in the State of Texas); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party' security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, the term "UCC" shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: "Account" (including health-care-insurance receivables), "Account Debtor", "Chattel Paper" (including tangible and electronic chattel paper), "Commercial Tort Claims", "Commodity Account", "Deposit Account", "Documents", "Equipment" (including all accessions and additions thereto), "Fixtures", "General Intangible" (including payment intangibles and software), "Instrument", "Inventory" (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), "Investment Property" (including securities and securities entitlements), "Letter-of-Credit Right" (whether or not the letter of credit is evidenced by a writing), "Payment Intangibles", "Proceeds", "Promissory Notes", "Securities Account", and "Supporting Obligations". Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by either Grantor.

             2.  GRANT OF SECURITY INTEREST. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce the Secured Party to cause the Loans to be made, each Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Secured Party, and hereby grants to the Secured Party, a security interest in all of each Grantor's right, title and interest in, to and under the following, whether now owned or hereafter acquired, (all of which being collectively referred to herein as the "Collateral"):

  All Accounts of each Grantor;

  All Chattel Paper of each Grantor;

  All Commercial Tort Claims of each Grantor;

  All Contracts of each Grantor;

  All Deposit Accounts of each Grantor;

  All Documents of each Grantor;

  All Equipment of each Grantor;

  All Fixtures of each Grantor;

  All General Intangibles of each Grantor, including, without limitation, Payment Intangibles, all Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data;

  All Instruments of each Grantor, including, without limitation, Promissory Notes;

  All Inventory of each Grantor;

  All Investment Property of each Grantor;

  All Letter-of Credit Rights of each Grantor;

  All Supporting Obligations of each Grantor;

  All property of each Grantor held by PRO GP, or any other party for whom the PRO GP is acting as agent hereunder, including, without limitation, all property of every-description now or hereafter in the possession or custody of or in transit to PRO GP or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of each Grantor, or as to which each Grantor may have any right or power;

  All partnership interest of PIP LP owned by Platinum;

  All other goods and personal property of each Grantor, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Grantor; and

  To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

Notwithstanding the foregoing provisions of this Section 2 , the grant, assignment and transfer of a security interest as provided herein shall not extend to, and the term "Collateral" shall not include:  (a) "intent-to-use" trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise or (c) any Contract, Instrument or Chattel Paper in which either Grantor has any right, title or interest if and to the extent such Contract, Instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of each Grantor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such Contract, Instrument or Chattel Paper to enforce any remedy with respect thereto; provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such Contract, Instrument or Chattel Paper or (ii) such prohibition would be rendered ineffective pursuant to Sections 9.407(a) or 9.408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all its rights, title and interests in and to such Contract, Instrument or Chattel Paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Secured Party's unconditional continuing security interest in and to all rights, title and interests of Grantor in or to any payment obligations or other rights to receive monies due or to become due under any such Contract, Instrument or Chattel Paper and in any such monies and other proceeds of such Contract, Instrument or Chattel Paper.

               3.  RIGHTS OF SECURED PARTY; COLLECTION OF ACCOUNTS.

  Notwithstanding anything contained in this Security Agreement to the contrary, each Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or License. The Secured Party shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting to the Secured Party of a lien therein or the receipt by the Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall the Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of either Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

  The Secured Party authorizes each Grantor to collect its Accounts. Upon the occurrence and during the continuance of any Event of Default, at the request of the Secured Party, each Grantor shall deliver all original and other documents evidencing and relating to the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

  The Secured Party may at any time, upon the occurrence and during the continuance of any Event of Default and the written consent of the Secured Party, notify Account Debtors of each Grantor, parties to the Contracts of either Grantor, obligors in respect of Instruments of each Grantor and obligors in respect of Chattel Paper of each Grantor that the Accounts and the right, title and interest of each Grantor in and under such Contracts, Instruments and Chattel Paper have been assigned to the Secured Party and that payments shall be made directly to Secured Party. Upon the request of the Secured Party, each Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuance of any Event of Default, the Secured Party may, in its name or in the name of other Secured Party, communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to such the Secured Party's satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

               4.  REPRESENTATIONS AND WARRANTIES. Each Grantor hereby represents and warrants to the Secured Party that:

  Except for the liens described in Schedule A attached hereto, the security interest granted to the Secured Party under this Security Agreement and Permitted Liens, and other than joint ownership in any of the Collateral described on Schedule D attached hereto, each Grantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder.

  Except for the Seattle Lien and as listed on Schedule A attached hereto, no effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by either Grantor in favor of the Secured Party pursuant to this Security Agreement and except for Permitted Liens.

     c.     Grantor's taxpayer identification number is, and chief executive office, principal place of business, and the place where Grantor maintains its records concerning the Collateral are presently located at the address set forth on the signature page hereof. The Collateral, other than Deposit Accounts, Securities Accounts, Commodity Accounts and motor vehicles and other mobile goods of the type

              contemplated in Section 9.103(3)(a) of the UCC, is presently located at such address and at such additional addresses set forth on Schedule B attached hereto.

  The name and address of each depository institution at which Grantor maintains any Deposit Account and the account number and account name of each such Deposit Account is listed on Schedule C attached hereto. The name and address of each securities intermediary or commodity intermediary at which Grantor maintains any Securities Account or Commodity Account and the account number and account name is listed on Schedule C attached hereto. Grantor agrees to amend Schedule C upon Required Lenders' request to reflect the opening of any additional Deposit Account, Securities Account or Commodity Account, or closing or changing the account name or number on any existing Deposit Account, Securities Account, or Commodity Account.

  All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses now owned or held by each Grantor are listed on Schedule D attached hereto.

                5.  COVENANTS. Unless the Secured Party otherwise consents (which consent shall not be unreasonably withheld), Grantor covenants and agrees with the Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

                5.1 Disposition of Collateral. Except for the Contribution Agreement, neither Grantor shall not sell, lease, transfer or otherwise dispose of any of the Collateral (each, a "Transfer"), or contract to do so, including, without limitation, the granting of Licenses or other interests in any of any Grantor's Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses other than (a) the sale of Inventory in the ordinary course of business, (b) the disposal of worn-out or obsolete Equipment and (c) Transfers of Collateral for fair market value as determined by PRO GP in its good faith judgment, not exceeding $100,000 in the aggregate in any fiscal year.

                5.2 Change of Jurisdiction of Organization, Relocation of Business. Neither Grantor shall change its jurisdiction of organization or relocate its chief executive office, principal place of business or its records from such address(es) provided to the Secured Party pursuant to Section 4(c) above without at least thirty (30) days prior notice to the Secured Party.

               5.3 Limitation on Liens on Collateral. Neither Grantor shall, directly or indirectly, create, permit or suffer to exist, and each Grantor shall take commercially reasonable actions to defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral, except (a) Permitted Liens, (b) the Lien granted to the Secured Party under this Security Agreement and (c) the liens listed on Schedule A .

              5.4 Insurance. Each Grantor shall maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms consistent with its prior practice.

              5.5 Taxes, Assessments, Etc. Each Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, Fixtures or Inventory, except to the extent the validity or amount thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

             5.6 Defense of Intellectual Property. Each Grantor shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of all Copyrights, Copyrights Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses material to Grantor's business and (ii) detect infringements of all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses material to Grantor's business and Grantor shall not permit any Copyright, Copyright License, Patent, Patent License, Trademark or Trademark License material to Grantor's business to lapse, be abandoned or to otherwise terminate unless Platinum's general partner, PRO GP, in the exercise of its reasonable judgment and in good faith determines that any of the foregoing is of inconsequential value.

            5.7 Further Assurances. At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of Platinum, each Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further commercially reasonable action as the Required Lenders may reasonably deem necessary to obtain the full benefits of this Security Agreement, including, without limitation, (a) executing, delivering and causing to be filed any financing or continuation statements (including "in lieu" continuation statements) under the UCC with respect to the security interests granted hereby, (b) at the Secured Party's reasonable request, placing the interest of the Secured Party as lienholder on the certificate of title (or similar evidence of ownership) of any vehicle, watercraft or other Equipment constituting Collateral owned by each Grantor which is covered by a certificate of title (or similar evidence of ownership), (c) executing and delivering and using commercially reasonable efforts to cause the applicable depository institution, securities intermediary, commodity intermediary or issuer or nominated party under a letter of credit to execute and deliver a collateral control agreement with respect to any Deposit Account, Securities Account or Commodity Account or Letter-of-Credit Right in or to which either Grantor has any right or interest, and (d) at the Secured Party's reasonable request, using commercially reasonable efforts to obtain acknowledgments from bailees having possession of any Collateral and waivers of liens from landlords and mortgagees of any location where any of the Collateral may from time to time be stored or located. Each Grantor also hereby authorizes the Secured Party to file any such financing or continuation statement (including "in lieu" continuation statements) without the signature of Grantor.

                  6.  RIGHTS AND REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default and while such Event of Default is continuing:

  Upon the written consent of the Secured Party, the Secured Party may exercise in addition to all other rights and remedies granted to it under this Security Agreement and the Purchase Agreement all rights and remedies of a Secured Party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event the Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon either Grantor or any other person, may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any Trademark, Copyright, or process used or owned by either Grantor and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at the Secured Party's offices or elsewhere at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Each Grantor further agrees, at the Secured Party's request, to assemble its Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at a Grantor's premises or elsewhere. The Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 6(e), below, with Platinum remaining liable for any deficiency remaining unpaid after such application. Each Grantor agrees that the Secured Party need not give more than thirty (30) days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

      6.     As to any Collateral constituting certificated securities or uncertificated securities, if, at any time when Secured Party shall determine to exercise its right to sell the whole or any part of such
              Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended the
             "Act"), the Secured Party may, in their reasonable discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Secured Party may deem necessary or advisable, but subject to the other requirements of this Section 6(b), and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Secured Party may, in their discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In addition to a private sale as provided above in this Section 6(b), if any of such Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then the Secured Party shall not be required to effect such registration or cause the same to be effected but may, in their discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as the Secured Party may, in their discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the
                Bankruptcy Code and other laws affecting the enforcement of creditors' rights and the Act and all applicable state securities laws.

  Each Grantor also agrees to pay all fees, costs and expenses of the Secured Party, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

  Each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

  The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Secured Party in the following order of priorities:

    FIRST , to the Secured Party in an amount sufficient to pay in full the reasonable costs of such the Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Secured Party in connection therewith, including, without limitation, reasonable attorneys' fees;

    SECOND , to the Secured Party of the then unpaid Secured Obligations of the Secured Party; and

    FINALLY , upon payment in full of the Secured Obligations, to Platinum, PIP LP or their respective representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

  The costs of enforcing or pursuing any right or remedy hereunder, including without limitation any repossession, sale, possession and management (including, without limitation, reasonable attorneys' fees), and distribution shall be borne by the Grantors.

              7.  ACTIONS BY THE SECURED PARTY AND AMENDMENTS. All actions, omissions and decisions of the Secured Party hereunder or any amendment of this Security Agreement (each called herein an "Act of the Secured Party") shall be determined by and require the written consent of the Secured Party. The Secured Party shall take such actions and execute such documents as may be necessary to confirm or accomplish any Act of the Secured Party.

              8.  INDEMNITY. Each Grantor agrees to defend, indemnify and hold harmless the Secured Party and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement; and (b) all losses or expenses in any way suffered, incurred, or paid by the Secured Party as a result of or in any way arising out of, following or consequential to transactions between the Secured Party and either Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of such the Secured Party's gross negligence or willful misconduct.

               9. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against either Grantor for liquidation or reorganization, should either Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference, " "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

              10. MISCELLANEOUS.

              10.1         Waivers; Modifications. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Platinum, PIP LP and the Secured Party.

              10.2         Termination of this Security Agreement. Subject to Section 10 hereof, this Security Agreement shall automatically terminate upon the payment and performance in full of the Secured Obligations. Upon the termination of this Agreement, each Grantor is authorized to file such termination statements or other instruments it deems reasonably necessary to evidence the termination of the security interest granted pursuant to this Security Agreement and the Secured Party agree to cooperate with such reasonable requests as each Grantor may make in connection therewith.

               10.3         Successor and Assigns. This Security Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of each Grantor, and shall, together with the rights and remedies of the Secured Party hereunder, inure to the benefit of the Secured Party, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to the Secured Party hereunder.

               10.4         Governing Law. In all respects, including all matters of construction, validity and performance, this Security Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the principles thereof regarding conflict of laws, except to the extent that the UCC provides for the application of the law of either Grantor's state. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any term the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.

                11. SUBORDINATION. Secured Party acknowledges that this Agreement is and shall be subordinate to the liens and security interests held by Seattle (including, without limitation, the Seattle Liens). Secured Party agrees to cooperate with Seattle and to execute such documents (including subordination agreements) as may reasonably be requested by Seattle evidencing Seattle as the senior lender and the subordination of the Secured Obligations and the related security interests granted pursuant to this Agreement to Seattle and the Seattle Liens. Additionally, Secured Party agrees that, so long as any indebtedness is owed by Platinum to Seattle, Secured shall not invoke or enforce its remedies contained herein. Seattle is an intended third party beneficiary of this Section 11 and shall have the right to enforce its rights that are consistent with this Section 11.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ADDRESS OF GRANTOR:	PLATINUM RESEARCH ORGANIZATION L.P.
a Texas limited partnership

2828 Routh Street, 5th Floor	By:	Platinum IP Management, Inc
Dallas, Texas 75201		its general partner
/s/ John T. (Cork) Jaeger, Jr.
	By:	__________________________
		Name:	John T. (Cork) Jaeger, Jr.
		Title:	Chief Executive Officer
TAXPAYER IDENTIFICATION NUMBER OF GRANTOR: ______________________

ADDRESS OF GRANTOR:	PLATINUM INTELLECTUAL PROPERTY L.P.
a Texas limited partnership

2828 Routh Street, 5th Floor	By:	Platinum IP Management, Inc
Dallas, Texas 75201		its general partner
/s/ John T. (Cork) Jaeger, Jr.
	By:	_________________________
		Name:	John T. (Cork) Jaeger, Jr.
		Title:	Chief Executive Officer
TAXPAYER IDENTIFICATION NUMBER OF GRANTOR: ______________________

ACCEPTED AND ACKNOWLEDGED BY:

SECURED PARTY:

NORTHTECH CORPORATION

/s/ Cecelia Pineda
		By:	________________________
		Name:	Cecelia Pineda
		Title:	President and CEO

Schedule "A" to Security Agreement

Permitted Liens

Seattle City Employee's Retirement Systems Loan with PIP LP in the amount to US$ 6,000,000 secured with a first and prior lien on all PIP LP assets (including intellectual property).

Schedule "B" to Security Agreement

Location of Certain Assets as Required in Subsection 4(c)

Schedule "C" to Security Agreement

Deposit Account Information as Required in Subsection 4(d)

Platinum Deposit Accounts:

  Bank of America, checking account. Account # 00488-060-3762

  Wells Fargo, checking account. Account # 41000 620 17

  Smith Barney & Company, money market and cash equivalents. Account # 681 30156 15 573

PIP LP Deposit Accounts:

No accounts open

Schedule "D" to Security Agreement

List of Intellectual Property Held by Each Grantor as Required in Subsection 4(e)